Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our reports dated June 26, 2020 relating to the financial statements of AB Corporate Income Shares, AB Impact Municipal Income Shares, AB Municipal Income Shares, AB Taxable Multi-Sector Income Shares, AB Tax-Aware Real Return Income Shares (the five portfolios constituting AB Corporate Shares) for the periods indicated below, which is incorporated by reference in this Post-Effective Amendment No. 39 to the Registration Statement (Form N-1A No. 333-112207) of AB Corporate Shares.

Portfolio	Financial Statement Period
AB Corporate Shares – AB Corporate Income Shares	For the year ended April 30, 2020
AB Corporate Shares – AB Taxable Multi-Sector Income Shares	For the year ended April 30, 2020
AB Corporate Shares – AB Municipal Income Shares	For the year ended April 30, 2020
AB Corporate Shares – AB Impact Municipal Income Shares	For the year ended April 30, 2020
AB Corporate Shares – AB Tax-Aware Real Return Income Shares	For the period from November 12, 2019 (commencement of operations) to April 30, 2020

/s/ ERNST & YOUNG LLP

New York, New York

August 28, 2020